UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2024

VISTRA CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive
Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	VST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 18, 2024, Vistra Operations Company LLC, a Delaware limited liability company (“Parent”) and an indirect wholly owned subsidiary of Vistra Corp. (“Vistra”), and Vistra Vision Holdings I LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Vistra Vision Holdings”), entered into a Unit Purchase Agreement (together, the “UPAs”) with each of (i) VV Aggregator Holdings 1 LLC, a Delaware limited liability company, an affiliate of certain funds managed by Avenue Capital Management II, L.P. (collectively, “Avenue”), and (ii) certain funds and accounts advised by Nuveen Asset Management, LLC (collectively, “Nuveen”), pursuant to which, upon the terms and subject to the conditions thereof, Vistra Vision Holdings will purchase Avenue’s and Nuveen’s combined 15% equity interest in Vistra Vision LLC (“Vistra Vision”), a Delaware limited liability company and subsidiary of Vistra Vision Holdings (the “Transactions”). Following the consummation of the Transactions, Vistra Vision Holdings will own 100% of the equity interests in Vistra Vision.

Vistra Vision Holdings will acquire the 15% equity interest collectively owned by Nuveen and Avenue for a purchase price of $3.248 billion in cash, not including the adjustment for dividends described below. Pursuant to the UPAs, Vistra Vision Holdings will pay the purchase price in multiple installments beginning at the Closing (as defined below) and concluding on December 31, 2026. If Nuveen and Avenue receive less than $165 million in distributions from Vistra Vision for the remainder of 2024, then the purchase price payable at the Closing will be adjusted upward by the difference, and if they receive distributions in excess of $165 million, then the purchase price payable at the Closing will be adjusted downward by the difference.

Vistra Vision Holdings’ obligation to pay the purchase price will be guaranteed by Parent and certain of its subsidiaries that guarantee Parent’s unsecured notes on the terms and subject to the conditions set forth in the UPAs.

The UPAs contain customary representations and warranties by each party. The parties have also agreed to customary covenants and agreements in connection with the Transactions. The obligation of Vistra Vision Holdings, Nuveen and Avenue to consummate the Transactions is subject to the satisfaction or waiver of customary conditions, including, among other things, the absence of any law or order being enacted, promulgated or issued by any governmental authority and enjoining, prohibiting or making illegal the consummation of the Transactions.

The closings of the Transactions under each UPA are required to occur concurrently (such concurrent closings, the, “Closing”), with the Closing anticipated to occur on December 31, 2024.

The foregoing description of the UPAs does not purport to be complete and is qualified in its entirety by the full text of the UPAs, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated by reference herein. The UPAs have been attached to provide investors with information regarding their terms. They are not intended to provide any other factual information about Vistra, Parent, Vistra Vision Holdings or Vistra Vision. In particular, the representations, warranties and covenants of each party set forth in the UPAs have been made only for the purposes of, and were and are solely for the benefit of the parties to, the UPAs, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules made for the purposes of allocating contractual risk between the parties to the UPAs instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Additionally, the confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the UPAs. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.

Item 8.01.	Other Events

On September 18, 2024, Vistra issued a press release announcing the UPAs, which is attached as Exhibit 99.1 hereto, and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1*	Unit Purchase Agreement, dated September 18, 2024, by and among Vistra Operations Company LLC, Vistra Vision Holdings I LLC, and VV Aggregator Holdings 1 LLC

10.2*	Unit Purchase Agreement, dated September 18, 2024, by and among Vistra Operations Company LLC, Vistra Vision Holdings I LLC, and certain funds and accounts advised by Nuveen Asset Management, LLC

99.1	Press release, dated September 18, 2024

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

*

Certain exhibits, schedules and annexes to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Vistra agrees to furnish supplementally a copy of any omitted exhibits, schedules or annexes to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vistra Corp.

Dated: September 24, 2024	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Executive Vice President and Chief Financial Officer